Exhibit 99.1

BREWBILT MANUFACTURING REPORTS INCREASED REVENUES, ALONG WITH A SPIKE IN CUSTOMER QUOTE ACTIVITY

Grass Valley, CA - (NewMediaWire) – November 9, 2021 - BrewBilt Manufacturing Inc. (the “Company”) (OTCPINK: BBRW) announced today that the Company recorded revenues of approximately $575,000 for the quarter ended September 30, 2021. In addition, the Company reported an increase in quotations for new brewery systems requested by potential customers.

Jef Lewis, the Company’s CEO, stated, “We are pleased to report that our revenues have begun to rebound as the economy returns to normalized levels following the impact of COVID-19. In addition to revenue generated during the most recent quarter, the Company has received customer purchase orders that are expected to result in revenues in excess of $2,000,000 in future quarters, as the Company manufactures and delivers the brewing systems ordered by these customers.”

Mr. Lewis continued, “Moreover, we are encouraged by increasing inquiries from customers for quotations for our brewing systems. Typically, a serious customer will request a quote as a part of their financing requirements when building or expanding their brewery. The time between providing a quote to a customer and receiving a binding purchase order generally can take from four to six months, although there can be no assurance that any quote provided by the Company will result in a signed purchase order or revenues.”

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ABOUT BREWBILT MANUFACTURING COMPANY: (http://www.brewbilt.com)

BrewBilt is one of the only California companies that custom designs, hand crafts, and integrates processing, fermentation and distillation processing systems for the craft beer, cannabis and hemp industries using best-in-class American stainless steel and built by highly skilled local welders.

FORWARD LOOKING STATEMENTS This document contains forward-looking statements. Forward- looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; the failure of customer quotes to result in executed purchase orders; reduced customer demand for the Company’s products; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

Jef Lewis, Chairman and CEO

BrewBilt Manufacturing Inc. – BBRW

(530) 802-5023

Info@BrewBilt.com

Source: BrewBilt Manufacturing Inc.